Dear Contract Owner,

As a Variable Annuity contract owner, please refer to the materials beginning with the cover letter on page 2 and disregard the cover letter included on page 1.

Your vote is important. Please take a moment after reviewing the enclosed materials to provide us with your voting instructions. Please follow the steps on the enclosed proxy card(s) to instruct us by internet or telephone, or by signing and returning the proxy card(s) in the enclosed postage pre-paid envelope. To request more information, please call us at the telephone number shown below.

If you should have any questions regarding these changes, please feel free to call Huntington Funds Shareholder Services at (800) 253-0412. Thank you for your continued investment in The Huntington Funds.

Sincerely,

Daniel Brewer

President and Chief Executive Officer